To:	All Media
Date:	October 25, 2006

Arrow Announces Third Quarter Results

Arrow Financial Corporation announced operating results for the three and nine month periods ended September 30, 2006.  Net income for the third quarter of 2006 was $4.261 million,  or diluted earnings per share of $.40, and compared with $4.839 million in 2005,  which equaled diluted earnings per share of $.44.  Diluted earnings per share for the first nine months of 2006 were $1.17 with net income totaling $12.597 million, which compared with diluted earnings per share of $1.27 when net income was $13.949 million in 2005.  Cash dividends paid to shareholders in the first three quarters of 2006 totaled $.70, representing a 6.1% increase over the amount paid in the same period last year.

Thomas L. Hoy, Chairman, President and CEO stated, "Our third quarter and nine month operating results again reflect the impact of a lower net interest margin.  Although the Federal Reserve Bank has not changed the targeted federal funds rate in either of the last two meetings of the Federal Open Market Committee, their actions to raise the short-term rate 425 basis points over the prior 27 months have led to significant increases in our funding costs. However, intermediate and longer term rates, which are more likely to influence our earning asset yields, have not risen commensurately.   Net interest margin was 3.32% for the third quarter of 2006 versus 3.35% in the preceding quarter and 3.63% for the same quarter last year, while net interest margin for the nine month period ending September 30, 2006 was 3.35% which compared with 3.71% for the same nine month period in 2005."

Mr. Hoy also stated, "Total assets at September 30, 2006 were $1.523 billion, or 2.6% above $1.484 billion reported one year earlier. Deposits rose 2.1% to $1.163 billion which compares with $1.139 billion at September 30, 2005.  Total shareholders’ equity was $119.4 million, or 2.9% above the comparable 2005 amount of $116.0 million. Arrow's capital adequacy ratios, and those of its bank subsidiaries, continue to exceed the "Well-Capitalized" standard, the highest level established by the bank regulatory agencies."

"Loans outstanding at September 30, 2006 were $993 million,  an increase of $11 million or 1.2% above the total loan balance of $981 million one year earlier.  We are pleased to report that demand for small business credit has continued to be quite strong.   This commercial loan segment of the portfolio increased $29 million, or 12.4%, to $260 million in the year-over-year comparison.  Residential mortgage balances were $398 million at quarter-end, up $20 million or 5.2% from $378 million at September 30, 2005.  Indirect and other consumer loans, consisting primarily of loans to finance motor vehicles, were $334 million at September 30, 2006, down $37 million or 10.0% from the $371 million balance one year earlier.  The decrease reflected a combination of auto manufacturers’ reintroduction of highly subsidized financing programs and a general downturn in industry sales volume, especially in the more expensive lines of SUV’s and trucks."

Mr. Hoy added, "Arrow's asset quality remains very high. Nonperforming loans were $1.322 million at September 30, 2006, down 36.3% from the September 30, 2005 balance of $2.074 million.  At September 30, 2006, nonperforming assets were $1.6 million and represented just .11% of period-end assets.  Our allowance for loan losses was $12.3 million at September 30, 2006 and equaled 1.24% of period-end loans. Net loan losses were only .07% (annualized) of average loans outstanding for each of the comparable nine month periods ending September 30, 2006 and September 30, 2005."

Mr. Hoy also stated "During the quarter a three percent stock dividend was distributed.  The North Country Funds, which are advised exclusively by our subsidiary, North Country Investment Advisors, Inc., reached another new record quarter-end high of $173 million, including $103 million invested in the North Country Equity Growth Fund and $70 million invested in the North Country Intermediate Bond Fund.  The 27th branch office of Glens Falls National Bank and Trust Company, and the Company's 32nd, is under construction and expected to open around year-end. The office, which is located at the intersection of US Avenue and Route 9 in Plattsburgh, will be our third office in that vibrant community.”

“Our long-time CFO, Jack Murphy,  will retire at year-end.  He will be succeeded by Terry R. Goodemote, CPA, who has worked with Jack for over 14 years.  We are pleased that Jack will continue as a director of Glens Falls National Bank and Trust Company and consider ourselves fortunate to have an individual as qualified as Terry to assume the CFO position.”

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY with banking locations in Upstate New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  Examples are management’s statements about future economic conditions and anticipated business developments.  These statements are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Income Statement
Interest and Dividend Income	$20,440	$18,294	$59,780	$52,937
Interest Expense	8,893	6,158	25,255	16,842
Net Interest Income	11,547	12,136	34,525	36,095
Provision for Loan Losses	186	218	560	626
Net Interest Income After Provision for Loan Losses	11,361	11,918	33,965	35,469
Net (Losses) Gains on Securities Transactions	---	151	(118)	340
Net Gain on Sales of Loans	8	81	63	108
Gain on Sale of Premises	---	---	227	---
Income From Fiduciary Activities	1,196	1,147	3,806	3,435
Fees for Other Services to Customers	2,163	2,012	5,976	5,560
Insurance Commissions	458	449	1,362	1,332
Other Operating Income	205	242	492	483
Total Other Income	4,030	4,082	11,808	11,258
Salaries and Employee Benefits	5,546	5,195	16,497	15,538
Occupancy Expenses of Premises, Net	712	761	2,332	2,225
Furniture and Equipment Expense	776	760	2,346	2,271
Amortization of Intangible Assets	106	116	329	258
Foreclosed Property Expense	64	---	74	---
Other Operating Expense	1,998	2,169	6,109	6,369
Total Other Expense	9,202	9,001	27,687	26,661
Income Before Taxes	6,189	6,999	18,086	20,066
Provision for Income Taxes	1,928	2,160	5,489	6,117
Net Income	$ 4,261	$ 4,839	$12,597	$13,949

Share and Per Share Data [1]
Period End Shares Outstanding	10,562	10,672	10,562	10,672
Basic Average Shares Outstanding	10,561	10,701	10,612	10,753
Diluted Average Shares Outstanding	10,710	10,880	10,762	10,946
Basic Earnings Per Share	$ 0.40	$ 0.45	$ 1.19	$ 1.30
Diluted Earnings Per Share	0.40	0.44	1.17	1.27
Cash Dividends	0.23	0.23	0.70	0.66
Book Value	11.30	10.87	11.30	10.87
Tangible Book Value [2]	9.69	9.24	9.69	9.24

Key Earnings Ratios
Return on Average Assets	1.12%	1.31%	1.11%	1.30%
Return on Average Equity	14.49	16.39	14.45	15.90
Net Interest Margin [3]	3.32	3.63	3.35	3.71

[1] Share and Per Share amounts have been restated for the September 2006 3% stock dividend.
[2] Tangible Book Value per share is the ratio of Total Equity less Intangible Assets to Period End Shares Outstanding.

[3] Net Interest Margin includes a tax equivalent upward adjustment of 15 and 17 basis points for the respective 2006 and 2005 quarterly periods and 17 and 18 basis points for the respective 2006 and 2005 nine-month periods.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	September 30, 2006			September 30, 2005
	Period End	Third Quarter Average	Year-to- Date Average	Period End	Third Quarter Average	Year-to- Date Average
Balance Sheet
Cash and Due From Banks	$ 41,710	$ 34,076	$ 33,797	$ 41,432	$ 38,145	$ 36,391
Federal Funds Sold	12,000	7,587	5,817	---	728	2,460
Securities Available-for-Sale	339,812	349,829	342,160	306,499	314,252	327,445
Securities Held-to-Maturity	91,607	95,687	105,891	112,823	109,995	110,687
Loans	992,675	991,669	995,578	981,331	969,212	926,689
Allowance for Loan Losses	(12,274)	(12,273)	(12,257)	(12,212)	(12,176)	(12,109)
Net Loans	980,401	979,396	983,321	969,119	957,036	914,580
Premises and Equipment, Net	15,935	15,887	15,973	15,200	15,266	15,136
Goodwill and Intangible Assets, Net	17,044	17,112	17,201	17,380	17,428	15,418
Other Assets	24,867	16,148	15,391	21,658	17,587	17,284
Total Assets	$1,523,376	$1,515,722	$1,519,551	$1,484,111	$1,470,437	$1,439,401
Demand Deposits	$ 184,773	$ 187,764	$ 182,180	$ 184,221	$ 186,055	$ 173,146
Nonmaturity Interest-Bearing Deposits	566,578	551,061	575,260	619,996	606,223	607,250
Time Deposits of $100,000 or More	147,409	154,929	158,811	128,933	123,750	123,622
Other Time Deposits	264,324	255,491	245,121	205,857	208,232	192,671
Total Deposits	1,163,084	1,149,245	1,161,372	1,139,007	1,124,260	1,096,689
Short-Term Borrowings	55,296	50,062	44,107	59,594	56,288	46,689
Federal Home Loan Bank Advances	145,000	158,595	157,693	131,500	134,226	142,125
Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	20,623	21,137	19,799	17,993	18,559	16,622
Total Liabilities	1,404,003	1,399,039	1,402,971	1,368,094	1,353,333	1,322,125
Common Stock	14,300	14,060	13,943	13,883	13,646	13,535
Surplus	150,356	144,357	141,328	139,187	132,752	129,528
Undivided Profits	15,878	21,046	22,243	19,195	24,553	25,139
Unallocated ESOP Shares	(862)	(862)	(864)	(1,182)	(1,182)	(1,183)
Accumulated Other Comprehensive Loss	(4,870)	(6,496)	(6,073)	(3,583)	(2,452)	(1,563)
Treasury Stock	(55,429)	(55,422)	(53,997)	(51,483)	(50,213)	(48,180)
Total Shareholders’ Equity	119,373	116,683	116,580	116,017	117,104	117,276
Total Liabilities and Shareholders’ Equity	$1,523,376	$1,515,722	$1,519,551	$1,484,111	$1,470,437	$1,439,401

Assets Under Trust Administration and Investment Management	$873,565			$840,418

Capital Ratios
Leverage Ratio	8.51%			8.46%
Tier 1 Risk-Based Capital Ratio	12.87			12.54
Total Risk-Based Capital Ratio	14.10			13.78

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	September 30,
	2006	2005
Loan Portfolio
Commercial, Financial and Agricultural	$ 79,016	$ 80,133
Real Estate – Commercial	181,295	151,430
Real Estate – Residential	397,879	378,269
Indirect and Other Consumer Loans	334,485	371,499
Total Loans	$992,675	$981,331

Allowance for Loan Losses, Third Quarter
Allowance for Loan Losses, Beginning of Period	$12,265	$12,168

Loans Charged-off	(240)	(239)
Recoveries of Loans Previously Charged-off	63	65
Net Loans Charged-off	(177)	(174)

Provision for Loan Losses	186	218
Allowance for Loan Losses, End of Period	$12,274	$12,212

Allowance for Loan Losses, First Nine Months
Allowance for Loan Losses, Beginning of Period	$12,241	$12,046

Loans Charged-off	(784)	(690)
Recoveries of Loans Previously Charged-off	257	230
Net Loans Charged-off	(527)	(460)

Provision for Loan Losses	560	626
Allowance for Loan Losses, End of Period	$12,274	$12,212

Nonperforming Assets
Nonaccrual Loans	$1,263	$1,931
Loans Past Due 90 or More Days and Accruing	59	143
Restructured Loans	---	---
Total Nonperforming Loans	1,322	2,074
Repossessed Assets	82	99
Other Real Estate Owned	200	142
Total Nonperforming Assets	$1,604	$2,315

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Third Quarter Annualized	0.07%	0.07%
Net Loans Charged-off to Average Loans, First Nine Months Annualized	0.07	0.07
Provision for Loan Losses to Average Loans, Third Quarter Annualized	0.07	0.09
Provision for Loan Losses to Average Loans, First Nine Months Annualized	0.08	0.09
Allowance for Loan Losses to Period-End Loans	1.24	1.24
Allowance for Loan Losses to Nonperforming Loans	928.41	588.83
Nonperforming Loans to Period-End Loans	0.13	0.21
Nonperforming Assets to Period-End Assets	0.11	0.16